Exhibit 10.2

2025 Employee Stock Award Program

Effective May 21, 2025

(As approved by the Shareholders, and as subsequently amended as of May 21, 2025)

ONEOK, Inc. (“ONEOK”) hereby establishes the ONEOK, Inc. 2025 Employee Stock Award Program, as may be amended from time to time (the “2025 ESAP”), effective as of the date on which ONEOK’s stockholders approve the 2025 ESAP (the “Effective Date”). The 2025 ESAP is intended to be a successor to the ONEOK Employee Stock Award Program (the “Prior ESAP”). The Prior ESAP terminated as of November 7, 2024, and no additional grants will be made under the Prior ESAP after such termination date.

Under the terms of this 2025 ESAP, all eligible employees of ONEOK and its direct or indirect subsidiaries (collectively, the “Company”) will each be awarded, for no monetary consideration, one share of ONEOK’s common stock, par value $0.01 per share (the “Common Stock”) at such time on or following the Effective Date that the closing price of the Common Stock on the New York Stock Exchange (“NYSE”) attains the next whole $1.00 increment above the all-time highest closing price of the Common Stock on the NYSE before the Effective Date (the “Base Share Price,” and the date on which the Base Share Price is attained, the “Initial Benchmark Date”). Subsequently, eligible employees will each be awarded, for no monetary consideration, one additional share of Common Stock at such time as the closing price of the Common Stock is for the first time, on or after the Effective Date, at or above each $1.00 increment above the Base Share Price (each such date, together with the Initial Benchmark Date and any benchmark date for a discretionary award as described below, being a “Benchmark Date”).

In addition, the Board of Directors of ONEOK (the “Board”) may make awards of additional shares of Common Stock under the 2025 ESAP to eligible employees in its sole discretion in the event that the Board determines that the closing price of Common Stock as of a date specified by the Board has attained one or more specified price thresholds at or before the date of the award and that the circumstances warrant such an award. In the event of such an award, eligible employees will each be awarded, for no monetary consideration, one additional share of Common Stock based on attainment of each such price threshold at such time as the Board deems appropriate. For purposes of the discretionary awards, the “Benchmark Date” is the date, on or after the Effective Date, specified by the Board as the grant date for the discretionary awards.

The “closing price” is the last sale price, regular way, of the Common Stock as reported on the principal consolidated transaction system with respect to securities listed or admitted to trading on the NYSE.

What is the purpose of the 2025 ESAP?

The purpose of the 2025 ESAP is to reward eligible employees for the Common Stock attaining specified price thresholds.

Who will administer the 2025 ESAP?

The Board or Executive Compensation Committee of the Board (the “Executive Compensation Committee) will administer the 2025 ESAP. The Board and Executive Compensation Committee each have discretion to make determinations with respect to the 2025 ESAP. However, the Board will make all decisions with respect to the grant of awards under the 2025 ESAP. All determinations of the Board or Executive Compensation Committee, as applicable, with respect to the 2025 ESAP are final and binding.

The Board or Executive Compensation Committee may delegate administrative duties (but not decisions with respect to the grant of awards) to any one or more of its members or to members of management, as appropriate. All actions taken by a delegee of the Board or Executive Compensation Committee pursuant to a valid delegation shall have the same legal effect and shall be entitled to the same deference as if taken by the Board or Executive Compensation Committee itself. For the avoidance of doubt, the Board may not delegate the decision to grant awards under the 2025 ESAP, and the Board shall make all award decisions with respect to employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended from time to time.

Who is eligible to participate in the 2025 ESAP?

Eligible employees are all persons who are active full-time U.S. employees of the Company, and any full-time employees of the Company who are on short-term disability, as of the “Eligibility Date” for each issuance under the 2025 ESAP. Only employees working in the U.S. are eligible for the 2025 ESAP. The “Eligibility Date” shall be the applicable Benchmark Date of each issuance of Common Stock under the 2025 ESAP; provided that the Board may limit eligibility for discretionary awards as the Board deems appropriate (for example, by requiring employment as of a date in addition to the Benchmark Date).

How many shares will employees get?

Each eligible employee will be awarded one share of Common Stock on each Benchmark Date, except for discretionary awards, in which case each eligible employee will be awarded one share of Common Stock for attainment of each specified price threshold.

Will employees have to pay any amount to receive shares?

No. Participation in the 2025 ESAP is neither voluntary nor contributory. Accordingly, ONEOK will issue eligible employees shares without payment by the employees of any purchase price. Each eligible employee will be responsible for tax withholding based on the value of the stock award that is made to the employee.

How will tax withholding be administered?

Except as provided below, tax withholding with respect to the issuance of shares under the 2025 ESAP will be made from the employee’s paycheck or other cash amounts payable to the employee.

With respect to discretionary awards, the Board or the Executive Compensation Committee may direct that tax withholding with respect to the issuance of shares be satisfied by withholding shares that would otherwise be received by the employee, provided that the number of shares that may be so withheld shall not exceed the maximum amount of tax that may be required to be withheld by law, in accordance with applicable law and pursuant to any rules that the Board or the Executive Compensation Committee may establish from time to time.

When will employees receive shares?

The shares of Common Stock issued under the 2025 ESAP will be issued by ONEOK or its agent and will be deposited to a share account of the employee within a reasonable time after each Benchmark Date. ONEOK will notify all eligible employees of the Benchmark Date and when each issuance of Common Stock under the 2025 ESAP is to be made.

How will employees receive shares?

All shares issued under the 2025 ESAP will be deposited to a share account of the eligible employee in book entry form.

Can employees transfer shares issued under the 2025 ESAP into ONEOK’s 401(k) Plan, Employee Stock Purchase Plan, or other plan?

No.

How will dividends be paid?

Dividends on the Common Stock are paid when and as declared by the Board. There can be no assurance as to the future declaration or payment of any dividends. Dividends on any shares in the employee’s share account will be credited to the employee’s share account.

What if ONEOK declares a stock split or other corporate event affecting the Common Stock?

In the event of any merger, amalgamation, reorganization, consolidation, recapitalization, reclassification, stock dividend, bonus issues, extraordinary cash dividend, stock split, reverse stock split, share consolidation or subdivision, spin-off, split-off or similar transaction or other change in corporate structure affecting the Common Stock, the Board or Executive Compensation Committee shall make such adjustments and other substitutions as the Board or Executive Compensation Committee deems equitable or appropriate, including, without limitation the following: (1) the number and kind of shares available for future issuance under the 2025 ESAP shall be equitably adjusted by the Board or Executive Compensation Committee to reflect the impact of the event; (2) for purposes of determining whether a Benchmark Date has occurred, the applicable price threshold and the closing price shall be equitably adjusted to reflect the event; and (3) the incremental threshold that triggers a Benchmark Date and the issuance of additional shares under the 2025 ESAP pursuant to the automatic awards shall remain $1.00. The Board or Executive Compensation Committee may make such adjustments as it deems appropriate in the event of other changes affecting the Common Stock.

Any shares issued to the employee due to any dividend paid in the form of Common Stock or Common Stock issued in a stock split will be issued to the employee and credited to the employee’s share account, and the employee will be paid in cash for the amount of any fractional shares issued to the employee.

How do employees vote shares of stock?

As a holder of Common Stock, employees will have the same voting rights as all other holders of Common Stock of ONEOK.

What is the source of the stock issued to employees under the 2025 ESAP?

Shares of Common Stock may be issued under the 2025 ESAP from: (1) authorized but unissued shares of ONEOK; (2) treasury shares of ONEOK; (3) shares purchased by ONEOK on the open market; or (4) any combination of the above.

Are shares of Common Stock issued to employees under the 2025 ESAP subject to clawback, recoupment or forfeiture?

All shares of Common Stock issued under the 2025 ESAP are subject to the terms of any applicable clawback policies approved by the Board or the Executive Compensation Committee, as in effect from time to time, whether approved before or after the date of issuance of shares of Common Stock under the 2025 ESAP (as applicable, a “Clawback Policy”). In the event of a clawback, recoupment or forfeiture event under an applicable Clawback Policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the 2025 ESAP, and the Company shall be entitled to recover the amount specified under the policy to be clawed back, recouped or forfeited.

Can the 2025 ESAP be terminated, suspended or modified?

The 2025 ESAP will terminate on the day immediately before the tenth anniversary of the Effective Date, if not sooner terminated as described below. ONEOK reserves the right to, at any earlier date, terminate, suspend, amend or modify the 2025 ESAP in whole or in part at any time, by action of the Board. ONEOK will notify employees of any such termination, suspension or modification to the 2025 ESAP. No amendment or modification to the 2025 ESAP which requires shareholder approval in order for the Plan to comply with Section 303A.08 of the New York Stock Exchange Listed Company Manual, or any other applicable law, regulation or rule, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders.

How many shares of Common Stock are Authorized for Issuance under the 2025 ESAP?

The 2025 ESAP has been authorized a total of 700,000 shares of Common Stock for issuance, subject to adjustment as described above. When the remaining shares available under the 2025 ESAP are not sufficient to ensure that all eligible employees will receive a share of Common Stock on a particular Benchmark Date, no further shares will be issued under the 2025 ESAP.

What law governs the 2025 ESAP?

The 2025 ESAP and its operations are governed by the laws of the state of Oklahoma and federal securities laws, if and as applicable.

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